Independent Auditors' Report



To the Board of Directors and Shareholders
Aetna Series Fund, Inc.

In planning and performing our audits of the financial statements of Aetna Growth Fund, Aetna International Fund, Aetna Mid Cap Fund, Aetna Small Company Fund, Aetna Value Opportunity Fund, Aetna Technology Fund, Aetna Balanced Fund, Aetna Growth and Income Fund, Aetna Bond Fund, Aetna Government Fund, Aetna Money Market Fund, Aetna Index Plus Large Cap Fund, Aetna Index Plus Mid Cap Fund, Aetna Index Plus Small Cap Fund, Aetna Ascent Fund, Aetna Crossroads Fund, Aetna Legacy Fund, Aetna Principal Protection Fund I, Aetna Prinicpal Protection Fund II, Aetna Principal Protection Fund III, Aetna Principal Protection Fund IV, Aetna Index Plus Protection Fund and Brokerage Cash Reserves, each a series of Aetna Series Fund, Inc. (collectively the "Funds") for the year ended October 31, 2000, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safegaurding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more specific internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 2000.

This report is intended solely for the information and use of management, the Board of Directors of Aetna Series Fund, Inc., and the Securities and
Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Hartford, Connecticut
December 8, 2000